Heartland Bancshares, Inc. Announces Addition of Two New Directors

Franklin, Ind. – August 18, 2005, Heartland Bancshares, Inc. IN (HRTB – OTC BB) announced that it has appointed Janette Koon and Paul St. Pierre to the board of directors of the Company and the Company’s subsidiary Heartland Community Bank. The new directors exhibit the traits of community service and commitment that Heartland Community Bank has exhibited to the Johnson County community. Both, Koon and St. Pierre, are well respected local business owners and community leaders. Gordon Dunn, chairman of Heartland Bancshares, Inc and the Heartland Community Bank, said, “We chose these two individuals based on their reputations as trusted and respected members of our Johnson County community. They bring the leadership and business attitude we look for in our directors. Their involvement in the local community will assist in contributing to the growth and development of the local economy.” Bank president, Steve Bechman, said, “Janette and Paul add geographic balance to the bank board, by providing more representation from the northern part of the county. They both have demonstrated an entrepreneurial attitude with their longevity of business dealings in Johnson County.”

Janette F. Koon, CFP, CMFC and Senior Financial Advisor for Waddell & Reed, Inc., has been in charge of the Greenwood office of Waddell & Reed, Inc. for over twelve years. She brings over twenty-seven years of financial services experience to the board of directors. Janette’s business attitude mirrors the bank’s philosophy of assisting clients in achieving a sound financial future by gathering personal information, identifying goals, considering alternatives and recommending the appropriate actions. She graduated from the University of Indianapolis with a BA and completed her certification from the College of Financial Planning in Denver, Colorado. Janette’s list of community involvement includes: president and board member of Franklin Heritage, Inc., secretary and board member of Johnson County Community Foundations, treasurer and board member of Franklin United Methodist Community, board of Advocates of the University of Indianapolis, and a member of the Greenwood Chamber of Commerce.

Paul C. St.Pierre, of Greenwood, Indiana, is Executive Vice President of Wilson St.Pierre Funeral Service & Crematory. He has been a licensed Funeral Director since 1994. Paul became an officer of the company in 1995. His business vision has helped lead to the growth of Wilson St.Pierre through acquisition and foresight of business expansion opportunities. He helped oversee the due diligence and financial review for the business acquisitions and has directed the marketing and merchandising of funeral services for Wilson St.Pierre. He is active in several funeral service professional organizations, as well as, an abundant list of local organizations. Paul is a member of the Community Church of Greenwood, past president of the Greater Greenwood Chamber of Commerce, past president and secretary of the Greenwood Rotary Club, past president of the Greenwood Senior Citizens Center, past Troop Committee Chairman for Boy Scout Troop #263, Eagle Scout, past board member of Xavier University Board of Undergraduate Studies, and past president of Sertoma Club of Greenwood. Paul is still active with several of the organizations where he has served as an officer. He is a graduate of Xavier University, College of Business Administration and the Cincinnati College of Mortuary Science.

Heartland Community Bank is the wholly owned subsidiary of Heartland Bancshares, Inc. and began banking operations December 17, 1997 in Johnson County, Indiana on the southern edge of the Indianapolis metro area.

Contact: Steve Bechman, President or Jeff Joyce, CFO (317) 738-3915